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                                                                    EXHIBIT 4.9

                FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT


        This is an Amendment to that Revolving Credit Agreement (the "Agreement") dated October 17, 1996, among THE INTERNATIONAL BANK, as Lender, and TEXAS AIRSONICS, INC., and AMERICAN DENTAL TECHNOLOGIES, INC., as Borrowers, and BENJAMIN J. GALLANT, as Guarantor.

        1. Merger of Borrowers. TEXAS AIRSONICS, INC., has been merged into AMERICAN DENTAL TECHNOLOGIES, INC., and pursuant to the merger all assets of TEXAS AIRSONICS, INC., became owned by and the property of AMERICAN DENTAL TECHNOLOGIES, INC., and AMERICAN DENTAL TECHNOLOGIES, INC., assumed liabilities of TEXAS AIRSONICS, INC. Hereafter all references in the Agreement to "Borrowers" shall mean and refer to only AMERICAN DENTAL TECHNOLOGIES, INC.

        2. Reduction and Extension of Line of Credit. The amount of the line of credit shall be reduced from $2,500,000.00 to $1,500,000.00, and hereafter AMERICAN DENTAL TECHNOLOGIES, INC., shall not be entitled to any advance if the advance would cause the principal balance on the line of credit to exceed $1,500,000.00. Maturity of the line of credit is extended to October 15, 1998, and all references in Sections 1.01 and 1.02 of the Agreement, or otherwise, to "October 15, 1997", are amended to refer to "October 15, 1998". AMERICAN DENTAL TECHNOLOGIES, INC., shall execute an Allonge to the Revolving Credit Promissory Note in order to evidence the extension of maturity and the reduction of the available credit.

        3. Collateral. The line of credit, as hereby reduced and extended, shall continue to be secured by all collateral pledged by TEXAS AIRSONICS, INC., and AMERICAN DENTAL TECHNOLOGIES, INC. (and which is now owned by AMERICAN DENTAL TECHNOLOGIES, INC.), and shall continue to be guaranteed by BENJAMIN J. GALLANT. AMERICAN DENTAL TECHNOLOGIES, INC., ratifies and confirms that the Security Agreement dated October 17, 1996, executed by it continues in full force and effect, and the collateral covered thereby includes that acquired from TEXAS AIRSONICS, INC., in the merger. AMERICAN DENTAL TECHNOLOGIES, INC., has also pursuant to the merger become the owner of Lot 1, Block 2, INDUSTRIAL TECHNOLOGY PARK UNIT 1, Corpus Christi, Texas, formerly owned by TEXAS AIRSONICS, INC., and covered by a Deed of Trust dated October 17, 1996; and such Deed of Trust shall remain in force and effect and shall continue to secure the line of credit as hereby reduced and extended. BENJAMIN
J. GALLANT confirms that the Guaranty Agreement dated October 17, 1996, executed by him continues in force and effect.

        4. Ratification. Except as so amended, the Agreement shall remain in force and effect and is hereby ratified and confirmed.

        THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        DATED effective October 15, 1997.


BORROWER:                               LENDER:


AMERICAN DENTAL TECHNOLOGIES, INC.      THE INTERNATIONAL BANK





By:/s/ Benjamin J. Gallant              By:/s/ Scott Heitkamp
   ------------------------------          --------------------------
   BENJAMIN J. GALLANT                     SCOTT HEITKAMP
   President                               Executive Vice President

GUARANTOR: